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                                                                    Exhibit 99.1

 For Immediate Release September 20, 2001

                                                         Contact: Dara Williams
                                                                   650.627.3301

             WEBVAN ACCEPTS $2.5 MILLION BID FOR TECHNOLOGY PLATFORM
                      Webvan Founder Chosen As Lead Bidder

FOSTER CITY, CA (21 September 2001) -- Webvan Group, Inc. announced today that it has entered into a $2.5 million contract for the sale of its technology platform to Mercury Acquisitions Corporation, a company controlled by Webvan's founder, Louis Borders.

In early August, Webvan began soliciting bids for its assets, including both the Webvan and HomeGrocer technology platforms. Over 100 parties were contacted and more than 30 entities expressed interest in the platform. After reviewing all proposed offers for the technology platforms, Webvan chose Mercury Acquisition Corporation's offer to purchase the Webvan and HomeGrocer technology platforms, as well as their respective trademarks, patents and other intellectual property.

Webvan also announced that the Bankruptcy Court today approved the procedures by which the sale of the technology platforms to Mercury would be approved. According to the Court's order, the agreement with Mercury Acquisition Corporation will be subject to an overbid auction to be held on October 1, 2001. Others interested in purchasing the technology platforms are continuing their due diligence inspections and are anticipated to bid for the platform at the auction

"We're very excited about our deal with Mercury and are hopeful that the process we began back in August will result in the highest value for our creditors, said a Webvan spokesperson. "These technology platforms represent some of the best work by some of the best software designers. In particular, the Webvan platform is modular in design and as such is extremely versatile - capable of a range of functions from a completely integrated e-commerce platform to supporting warehouse management and delivery operations. The price currently offered is a fraction of what it would cost to develop a comparable platform and represents a unique opportunity in today's difficult business climate."

Scott McNutt, of McNutt & Litteneker, LLP, counsel for the Official Committee of Unsecured Creditors in the Webvan bankruptcy case, stated, "The Creditors' Committee is delighted that so many substantial companies have shown an interest in the acquisition of the technology platform. Mr. Borders clearly sees substantial value here. As a nationally known business figure whose previous accomplishments include the Borders Bookstore chain, his interest says a lot about the opportunity here. Naturally, the process doesn't stop with this offer, when the Borders' deal is presented to the Bankruptcy Court, others can bid up the price. This would make the Webvan Creditors' Committee very happy, as it will bring more money to the Webvan creditors."



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Persons interested in finding out more information about the sale of the technology platforms and the auction process are encouraged to call Dara Williams at 650 627-3301 or Webvan's bankruptcy counsel, Debra Grassgreen at 415 263-7000.

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995:
The statements contained in this press release that are not historical facts, including the statements relating to the anticipated timing and participation in an auction of the technology platforms and the potential value for creditors resulting from the sale process are forward-looking statements that involve certain risks and uncertainties, including but not limited to: the risk that the auction timing may be delayed, that participation in the auction may be lower than anticipated or that the value to creditors may be materially less than expected.

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